Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

Santa Clara, Calif.—July 31, 2012—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended June 30, 2012.

“We are pleased to report that we met the high end of our second quarter guidance, with better than forecasted operating results, through a combination of higher-margin upgrades and prudent management of expenses,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “As we look to the remainder of 2012, expectations for hard drive unit growth have softened, due principally to the difficult global economic environment. While expectations for hard drive capacity additions have certainly diminished since earlier this year, the long term business opportunities for our hard drive business remain intact.

“We continued to make positive progress in diversifying our equipment business into the solar cell market, as we recognized revenue on our first LEAN SOLAR NanoTextureTM system and shipped our first two ion implant systems to well-capitalized solar cell manufacturers. Our Photonics business continued to gain momentum in the first half of this year and achieved a record level of orders and backlog during the quarter.”

Second Quarter 2012 Summary

The net loss for the quarter was $1.5 million, or $0.06 per share, and includes a $1.1 million unfavorable tax rate adjustment, as compared to a net loss of $2.6 million, or $0.11 per share, in the second quarter of 2011.

Revenues were $31.8 million, including $25.1 million of Equipment revenues and Intevac Photonics revenues of $6.7 million. Equipment revenues included two 200 Lean® systems and one LEAN SOLAR NanoTextureTM system. Intevac Photonics revenues consisted of $3.2 million of research and development contracts and $3.6 million of product sales. In the second quarter of 2011, revenues were $27.6 million, including $19.8 million of Equipment revenues and Intevac Photonics revenues of $7.8 million, which included $5.9 million of product sales.

Equipment gross margin improved to 47.1% compared to 38.3% in the second quarter of 2011. The increase in gross margin was primarily as a result of higher system margins and a higher mix of upgrade and spares shipments. Intevac Photonics gross margin improved to 36.3% compared to 32.7% in the second quarter of 2011. The increase was primarily a result of improving yields related to our night vision products. Consolidated gross margin was 44.8%, compared to 36.7% in the second quarter of 2011. Operating expenses were flat as compared to the second quarter of 2011, and represented a sequential decrease of 6.6% compared to first quarter 2012 operating expenses.

Order backlog totaled $43.3 million on June 30, 2012, compared to $41.3 million on March 31, 2012 and $36.9 million on July 2, 2011. Backlog as of June 30, 2012 does not include any 200 Lean systems or Solar systems, compared to two 200 Lean systems and one Solar system on March 31, 2012 and two Solar systems on July 2, 2011.

Our balance sheet remains strong, with $103.5 million of cash and investments and $165.7 million in tangible book value, equivalent to $4.45 and $7.12 per share, respectively, based upon 23.3 million shares outstanding at quarter end.

First Six Months 2012 Summary

The net loss was $4.7 million, or $0.20 per share, compared to a net loss of $9.7 million, or $0.42 per share, for the first six months of 2011.

Revenues were $49.1 million, including $35.8 million of Equipment revenues and Intevac Photonics revenues of $13.3 million, compared to revenues of $45.0 million, including $30.0 million of Equipment revenues and Intevac Photonics revenues of $15.0 million, for the first six months of 2011.

Equipment gross margin was 46.5%, compared to 40.7% in the first six months of 2011, primarily as a result of higher system margins and a higher mix of upgrades and spares. Intevac Photonics gross margin improved to 33.2% compared to 28.7% in the first six months of 2011, reflecting improved yields related to our night vision products. Consolidated gross margin was 42.9%, compared to 36.7% in the first six months of 2011. Operating expenses were $30.9 million, essentially flat as compared to the first six months of 2011.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (800) 642-1687 or, for international callers, (706) 645-9291, and providing Replay Passcode 98309867.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our recently-introduced LEAN SOLAR™ platform, with applications including deposition, texture etch and ion implant, increases the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems as well as materials identification instruments utilizing Raman technology. Our products primarily address the defense markets in addition to the industrial, medical and scientific industries.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark, and LEAN SOLARTM and LEAN SOLAR NanoTextureTM are trademarks, of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected demand for hard drives, the technology leadership and lead-time advantages of our systems, and the expansion of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a slowdown in demand for hard drives and the failure to introduce new products for the solar market, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net revenues
Equipment	$25,059	$19,815	$35,778	$29,995
Intevac Photonics	6,732	7,770	13,329	15,013

Total net revenues	31,791	27,585	49,107	45,008
Gross profit	14,254	10,137	21,078	16,518
Gross margin
Equipment	47.1%	38.3%	46.5%	40.7%
Intevac Photonics	36.3%	32.7%	33.2%	28.7%

Consolidated	44.8%	36.7%	42.9%	36.7%
Operating expenses
Research and development	8,263	8,290	17,476	17,302
Selling, general and administrative	6,669	6,508	13,442	13,394

Total operating expenses	14,932	14,798	30,918	30,696
Gain on sale of mainframe technology	—	—	2,207	—

Total operating loss	(678)	(4,661)	(7,633)	(14,178)
Income/(Loss) from operations
Equipment	1,129	(2,794)	(5,196)	(9,064)
Intevac Photonics	(616)	(493)	(1,656)	(2,076)
Corporate[1]	(1,191)	(1,374)	(781)	(3,038)

Total operating loss	(678)	(4,661)	(7,633)	(14,178)
Interest and other income	48	169	420	298

Loss before income taxes	(630)	(4,492)	(7,213)	(13,880)
Provision for (benefit from) income taxes	863	(1,873)	(2,559)	(4,230)

Net loss	$(1,493)	$(2,619)	$(4,654)	$(9,650)

Loss per share
Basic and Diluted	$(0.06)	$(0.11)	$(0.20)	$(0.42)
Weighted average common shares outstanding
Basic and Diluted	23,265	22,851	23,241	22,789

[1]	Six months ended June 30, 2012 includes the gain on sale of the mainframe technology of $2.2 million.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	June 30, 2012	Dec. 31, 2011
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$66,141	$82,145
Accounts receivable, net	25,945	18,561
Inventories	19,761	18,070
Deferred income tax assets	2,493	2,202
Prepaid expenses and other current assets	8,418	7,114

Total current assets	122,758	128,092
Long-term investments	37,323	32,677
Property, plant and equipment, net	13,911	14,449
Deferred income tax assets	24,176	21,717
Goodwill	18,389	18,389
Other intangible assets, net	6,169	6,441
Other long-term assets	3,000	4,056

Total assets	$225,726	$225,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,839	$4,857
Accrued payroll and related liabilities	4,693	4,205
Other accrued liabilities	12,842	9,887
Customer advances	1,900	5,040

Total current liabilities	25,274	23,989
Other long-term liabilities	10,179	9,922
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	149,187	146,307
Accumulated other comprehensive income	551	414
Retained earnings	40,512	45,166

Total stockholders’ equity	190,273	191,910

Total liabilities and stockholders’ equity	$225,726	$225,821

Note: Amounts as of December 31, 2011 are derived from the December 31, 2011 audited consolidated financial statements.